EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-73492) of Cantel Medical Corp. and in the related Prospectus and to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-73446, 33-04495, 333-20819 and 333-57232) of Cantel Medical Corp., of our report dated September 28, 2004, with respect to the consolidated financial statements and schedule of Cantel Medical Corp. included in this Annual Report (Form 10-K) for the year ended July 31, 2004.

/s/ ERNST & YOUNG LLP

MetroPark, New Jersey
October 13, 2004